For Immediate Release

Builders FirstSource Reports Second Quarter 2023 Results

Net sales of $4.5 billion, a decrease of 34.6%

Net income of $404.6 million

Earnings per diluted share of $3.16 per share

Adjusted EBITDA of $768.8 million at a margin of 17.0%

Repurchased 7.0 million shares in Q2; 10.5% reduction in shares outstanding YTD

August 2, 2023 (Irving, TX) – Builders FirstSource, Inc. (NYSE: BLDR) today reported its results for the second quarter ended June 30, 2023.

Second Quarter 2023 Highlights

All Year-Over-Year Comparisons Unless Otherwise Noted:

•
Net sales of $4.5 billion, a 34.6% decrease driven by a decline in core organic net sales of 22.3% and commodity deflation of 16.2%, partially offset by acquisitions of 3.9%.
•
Gross profit margin percentage increased 40 basis points to 35.2% due to stronger mix in value-added products overall, largely driven by our recent strategic investments in Multi-Family and related commodity price fluctuations.
•
Net income decreased 59.0% to $404.6 million, or $3.16 per diluted share compared to $5.75 in the prior year period, and adjusted net income decreased 53.6% to $498.4 million, or $3.89 per diluted share compared to $6.26 in the prior year period. Net income and adjusted net income per diluted share declined 45.0% and 37.9%, respectively.
•
Adjusted EBITDA decreased 49.0% to $768.8 million, primarily driven by lower net sales including a decline in core organic products and commodity deflation. Adjusted EBITDA margin declined by 480 basis points to 17.0%.
•
Cash provided by operating activities was $391.3 million, down $555.9 million compared to the prior year period, while free cash flow was $269.9 million, down $611.5 million compared to the prior year period.
•
Strong quarter-end balance sheet with liquidity of $0.9 billion and a net debt to LTM Adjusted EBITDA ratio of 1.1x.
•
Repurchased 7.0 million shares of common stock at an average price of $103.68 for $722.7 million, inclusive of fees and taxes.

“Second quarter results surpassed our expectations driven by the strength of our value-added product portfolio, contributions from operational initiatives instilled over the last few years, and a more stable housing environment,” commented Dave Rush, CEO of Builders FirstSource. “We continue to exceed our near-term targets and execute our strategic priorities through the hard work and dedication of our team members. We are creating value for shareholders by driving operational excellence and prudently deploying capital for long-term growth.”

Mr. Rush continued, “We are making deliberate investments to enhance our cutting-edge digital solutions and improve the customer experience, primarily through the Digital Tools on our recently launched myBLDR.com portal. We will continue to leverage these solutions, our value-added offerings, and our purpose-built scale to drive growth into the future.”

Peter Jackson, CFO of Builders FirstSource, added, “Our second quarter performance demonstrates that we are well positioned in the marketplace with differentiated solutions and a strong balance sheet. We continue to generate robust free cash flow and prudently deploy capital, making four value-enhancing, tuck-in acquisitions to date in 2023 and repurchasing over $700 million of shares in the second quarter. As we continue to assess our margin expectations based on our current mix and overall performance, we are confident that our long-term normalized gross margin percentage is now 29% or higher versus our previous expectation of 28% or higher. We believe our industry-leading scale, ongoing investments in value-added products and digital solutions, and strong financial position will lead to a double-digit Adjusted EBITDA margin this year and sustained growth in the years to come.”

Financial Performance Highlights - Second Quarter 2023 Compared to Second Quarter 2022

Net Sales

•
Net sales of $4.5 billion, a 34.6% decrease driven by a decline in core organic net sales of 22.3% and commodity deflation of 16.2%, partially offset by acquisitions of 3.9%.
•
Driving the core organic net sales decline of 22.3%, Single-Family declined 31.0%, Multi-Family increased 29.6%, and Repair and Remodel (“R&R”)/Other increased 4.6%.
•
While core organic net sales in Value-Added Products decreased 19.5%, Value-Added Products increased as a percentage of our overall net sales mix from 43% in the prior year to 53% in the current year.

Gross Profit

•
Gross profit was $1.6 billion, a decrease of 33.9% compared to the prior year period. The gross profit margin percentage increased 40 basis points to 35.2% due to stronger mix in value-added products overall, largely driven by our recent strategic investments in Multi-Family and related commodity price fluctuations.

Selling, General and Administrative Expenses

•
SG&A was $1.0 billion, a decrease of approximately $28.4 million, or 2.7%, driven primarily by lower variable compensation due to lower core organic net sales, partially offset by additional expenses from operations acquired within the last twelve months. As a percentage of net sales, total SG&A increased by 740 basis points to 22.5% primarily attributable to decreased leverage to net sales.

Interest Expense

•
Interest expense decreased $17.7 million to $53.0 million, primarily due to a loss on the extinguishment of $27.4 million recognized in the second quarter of 2022, partially offset by higher debt balances and interest rates.

Income Tax Expense

•
Income tax expense was $119.4 million, compared to $307.9 million in the prior year period, and the effective tax rate in the second quarter decreased 100 basis points year-over-year to 22.8%.

Net Income

•
Net income was $404.6 million, or $3.16 earnings per diluted share, compared to net income of $987.2 million, or $5.75 earnings per diluted share, in the same period a year ago. The 59.0% decrease in net income was primarily driven by a decrease in sales volumes and commodity deflation.

Adjusted Net Income

•
Adjusted net income was $498.4 million, or $3.89 adjusted earnings per diluted share, compared to adjusted net income of $1.07 billion, or $6.26 adjusted earnings per diluted share, in the same period a year ago. The 53.6% decrease in adjusted net income was primarily driven by a decrease in sales volumes and commodity deflation.

Adjusted EBITDA

•
Adjusted EBITDA decreased 49.0% to $768.8 million, primarily driven by lower net sales including a decline in core organic products and commodity deflation.
•
Adjusted EBITDA margin declined by 480 basis points from the prior year period to 17.0% primarily from the deleveraging of expenses due to declining commodity prices and Single-Family volumes.

Capital Structure, Leverage, and Liquidity Information

•
For the six months ended June 30, 2023, cash provided by operating activities was $1.0 billion, and cash used in investing activities was $0.3 billion. The Company’s free cash was an inflow of $0.8 billion.
•
Liquidity as of June 30, 2023 was approximately $0.9 billion, consisting of $0.8 billion in net borrowing availability under the revolving credit facility and approximately $0.1 billion of cash on hand.
•
As of June 30, 2023, LTM Adjusted EBITDA was $3.3 billion and net debt was $3.6 billion, resulting in the net debt to LTM Adjusted EBITDA ratio increasing to 1.1x, compared to 0.8x in the prior year period.
•
In the second quarter, the Company repurchased approximately 7.0 million shares of its common stock at an average price of $103.68 per share for $722.7 million, inclusive of fees and taxes.
•
The Company has approximately $0.6 billion remaining on its most recent $1 billion share repurchase authorization from April 2023.
•
Since the inception of its buyback program in August 2021, the Company has repurchased approximately 83.8 million shares of its common stock, or approximately 40.6% of its total shares outstanding, at an average price of $67.81 per share for a total cost of $5.7 billion. As of July 28, 2023, shares outstanding were approximately 125 million.

Operational Excellence Productivity

•
Year to date, the Company has delivered approximately $84 million in productivity savings.

•
The Company believes it can now deliver $110 million to $150 million in productivity savings in 2023.

2023 Total Company Outlook

For 2023, the Company expects to achieve the financial performance highlighted below. Projected net sales and Adjusted EBITDA include the expected benefit of price, commodity, and margin impacts for 2023.

•
Net Sales to be in a range of $16.8 billion to $17.8 billion.
•
Gross Profit margin to be in a range of 33% to 35%.
•
Adjusted EBITDA to be in a range of $2.6 billion to $2.9 billion.
•
Adjusted EBITDA margin to be in a range of 15% to 17%.

2023 Full Year Assumptions

The Company’s anticipated 2023 performance is based on several assumptions for the full year, including the following:

•
Within the Company’s geographies, Single-Family starts are projected to be down high single-digits to low double-digits, Multi-Family starts up low double-digits, and R&R is projected to be up low-to-mid-single digits.
•
Acquisitions completed within the last twelve months are projected to add net sales growth of 3% to 4%.
•
Total capital expenditures in the range of $400 million to $450 million.
•
Free cash flow in the range of $1.6 billion to $2.0 billion, assuming average commodity prices in the range of $400 to $450/mbf.
•
Interest expense in the range of $185 million to $205 million.
•
An effective tax rate of 23.0% to 25.0%.
•
Depreciation and amortization expenses in the range of $550 million to $600 million, including approximately $160 million of amortization related to intangible assets acquired in the BMC merger. Total depreciation projected to be $225 million, and total amortization projected to be $340 million.
•
No change in selling days in 2023 versus 2022.

Conference Call

Builders FirstSource will host a conference call and webcast on Wednesday, August 2, 2023, to discuss the Company’s financial results and other business matters. The teleconference will begin at 8:00 a.m. Central Time and will be hosted by Dave Rush, Chief Executive Officer, and Peter Jackson, Chief Financial Officer.

To participate in the teleconference, please dial into the call a few minutes before the start time: 800-245-3047 (U.S. and Canada) and 203-518-9708 (international), Conference ID: BLDRQ223. A replay of the call will be available at 12:00 p.m. Central Time through Wednesday, August 9, 2023. To access the replay, please dial 800-839-4568 (U.S. and Canada) or 402-220-2681 (international). The live webcast and archived replay can also be accessed on the Company's website at www.bldr.com under the Investors section. The online archive of the webcast will be available for approximately 90 days.

About Builders FirstSource

Headquartered in Irving, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery, and installation of a full range of structural and related building products. We operate in 42 states with over 550 locations and have a market presence in 47 of the top 50 and 86 of the top 100 MSAs, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (some of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork, and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other specialty building products. www.bldr.com

Forward-Looking Statements

Statements in this news release and the schedules hereto that are not purely historical facts or that necessarily depend upon future events, including statements about expected market share gains, forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, synergies, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. In addition, oral statements made by our directors, officers and employees to the investor and analyst communities, media representatives and others, depending upon their nature, may also constitute forward-looking statements. As with the forward-looking statements included in this release, these forward-looking statements are by nature inherently uncertain, and actual results or events may differ materially as a result of many factors. All forward-looking statements are based upon information available to Builders FirstSource on the date this release was submitted. Builders FirstSource undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control or may be currently unknown to the Company, that could cause actual events or results to differ materially from the events or results described in the forward-looking statements; such risks or uncertainties include those related to the Company’s growth strategies, including acquisitions, organic growth and digital strategies, or the dependence of the Company’s revenues and operating results on, among other things, the homebuilding industry and, to a lesser extent, repair and remodel activity, which in each case is dependent on economic conditions, including inflation, interest rates, consumer confidence, labor and supply shortages, and also lumber and other commodity prices. Builders FirstSource may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of Builders FirstSource’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) and may also be described from time to time in the other reports Builders FirstSource files with the SEC. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

Non-GAAP Financial Measures

The financial measures entitled Adjusted EBITDA, LTM Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, diluted Adjusted net income per share and Free cash flow are not financial measures recognized under GAAP and are therefore non-GAAP financial measures. The Company believes that these non-GAAP financial measures provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and operating results.

Adjusted EBITDA is defined as GAAP net income before depreciation and amortization expense, interest expense, net, income tax expense and other non-cash or special items including stock compensation expense, acquisition and integration expense, debt issuance and refinancing costs, severance and gain on sale of assets and other one-time costs. LTM Adjusted EBITDA is defined as Adjusted EBITDA for the last twelve consecutive months. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net sales. Adjusted net income is defined as GAAP net income before non-cash or special items including acquisition and integration expense and debt issuance and refinancing cost offset by the tax effect of those adjustments to net income. Adjusted net income per diluted share is defined as Adjusted net income divided by weighted average diluted common shares outstanding. Free cash flow is defined as GAAP net cash from operating activities less capital expenditures, net of proceeds from the sale of property, plant and equipment.

Company management uses Adjusted EBITDA, Adjusted EBITDA margin and Adjusted net income as supplemental measures in its evaluation of the Company’s business, including for trend analysis, purposes of determining management incentive compensation and budgeting and planning purposes. Company management believes that these measures provide a meaningful measure of the Company’s performance and a better baseline for comparing financial performance across periods because these measures eliminate the effects of period to period changes, in the case of Adjusted EBITDA and Adjusted EBITDA margin, in taxes, costs associated with capital investments, interest expense, stock compensation expense, and other non-cash and non-recurring items and, in the case of Adjusted net income, in certain non-recurring items. Company management also uses free cash flow as a supplemental measure in its evaluation of the Company’s business, including for purposes of its internal liquidity assessments. Company management believes that free cash flow provides a meaningful evaluation of the Company’s liquidity.

The Company believes that these non-GAAP financial measures provide additional tools for investors to use in evaluating ongoing operating results, cash flows and trends and in comparing the Company’s financial measures with other companies in the Company’s industry, which may present similar non-GAAP financial measures to investors. However, the Company’s calculations of these financial measures are not necessarily comparable to similarly titled measures reported by other companies. Company management does not consider these financial measures in isolation or as alternatives to financial measures determined in accordance with GAAP. Furthermore, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly titled measures of other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables below.

The Company’s Adjusted EBITDA outlook, free cash flow and full-year forecast for its effective tax rate on operations exclude the impact of certain income and expense items that management believes are not part of underlying operations. These items may include, but are not limited to, loss on early extinguishment of debt, restructuring charges, certain tax items, and charges associated with non-recurring costs such as professional and legal fees associated with our acquisitions and enterprise resource planning (ERP) program. The Company’s management cannot estimate on a forward-looking basis without unreasonable effort the impact these income and expense items will have on its reported net income, operating cash flow and its reported effective tax rate because these items, which could be significant, are difficult to predict and may be highly variable. As a result, the Company does not provide a reconciliation to the most comparable GAAP financial measure for its Adjusted EBITDA or free cash flow outlook or its effective tax rate on operations forecast. Please see the Forward-Looking Statements section of this release for a discussion of certain risks relevant to the Company’s outlook.

# # #

Contact:

Michael Neese

SVP, Investor Relations

Builders FirstSource, Inc.

investorrelations@bldr.com

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2023	2022	2023	2022
Net sales	$4,528,890	$6,926,259	$8,412,204	$12,607,391
Cost of sales	2,933,944	4,514,112	5,445,858	8,362,870
Gross margin	1,594,946	2,412,147	2,966,346	4,244,521
Selling, general and administrative expenses	1,017,874	1,046,279	1,922,091	2,014,847
Income from operations	577,072	1,365,868	1,044,255	2,229,674
Interest expense, net	53,016	70,715	95,124	112,029
Income before income taxes	524,056	1,295,153	949,131	2,117,645
Income tax expense	119,437	307,944	210,726	490,795
Net income	$404,619	$987,209	$738,405	$1,626,850

Net income per share:
Basic	$3.19	$5.79	$5.59	$9.36
Diluted	$3.16	$5.75	$5.54	$9.27
Weighted average common shares:
Basic	126,977	170,378	132,034	173,730
Diluted	128,066	171,549	133,247	175,525

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Six Months Ended June 30,
(in thousands)	2023	2022
Cash flows from operating activities:
Net income	$738,405	$1,626,850
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	275,515	229,805
Deferred income taxes	(37,902)	(22,627)
Stock-based compensation expense	23,421	18,156
Other non-cash adjustments	804	29,286
Changes in assets and liabilities, net of assets acquired and liabilities assumed:
Receivables	(179,946)	(637,115)
Inventories	77,277	(419,560)
Contract assets	(6,815)	(63,127)
Other current assets	25,652	(6,790)
Other assets and liabilities	(13,815)	3,035
Accounts payable	260,972	168,144
Accrued liabilities	(113,695)	160,794
Contract liabilities	(4,166)	40,219
Net cash provided by operating activities	1,045,707	1,127,070
Cash flows from investing activities:
Cash used for acquisitions	(90,559)	(192,945)
Purchases of property, plant and equipment	(231,110)	(119,538)
Proceeds from sale of property, plant and equipment	9,858	5,395
Net cash used in investing activities	(311,811)	(307,088)
Cash flows from financing activities:
Borrowings under revolving credit facility	2,801,000	3,599,000
Repayments under revolving credit facility	(2,108,000)	(3,353,000)
Proceeds from long-term debt and other loans	—	1,001,500
Repayments of long-term debt and other loans	(2,112)	(614,146)
Payments of debt extinguishment costs	—	(20,672)
Payments of loan costs	(1,897)	(15,816)
Exercise of stock options	473	434
Repurchase of common stock	(1,414,489)	(1,293,700)
Net cash used in financing activities	(725,025)	(696,400)
Net change in cash and cash equivalents	8,871	123,582
Cash and cash equivalents at beginning of period	80,445	42,603
Cash and cash equivalents at end of period	$89,316	$166,185

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands, except per share amounts)	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$89,316	$80,445
Accounts receivable, less allowances of $59,762 and $67,980, respectively	1,618,666	1,448,139
Other receivables	245,893	234,966
Inventories, net	1,362,250	1,426,196
Contract assets	190,514	183,700
Other current assets	98,578	124,201
Total current assets	3,605,217	3,497,647
Property, plant and equipment, net	1,676,244	1,567,631
Operating lease right-of-use assets, net	483,991	485,704
Goodwill	3,499,819	3,456,854
Intangible assets, net	1,412,377	1,550,944
Other assets, net	55,464	36,380
Total assets	$10,733,112	$10,595,160
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,061,965	$803,479
Accrued liabilities	599,623	739,009
Contract liabilities	190,262	193,178
Current portion of operating lease liabilities	99,692	100,758
Current maturities of long-term debt	4,314	6,355
Total current liabilities	1,955,856	1,842,779
Noncurrent portion of operating lease liabilities	409,231	404,463
Long-term debt, net of current maturities, discounts and issuance costs	3,670,400	2,977,842
Deferred income taxes	231,758	269,660
Other long-term liabilities	123,807	137,850
Total liabilities	6,391,052	5,632,594
Commitments and contingencies (Note 11)
Stockholders' equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, $0.01 par value, 300,000 shares authorized; 125,032 and 138,864 shares issued and outstanding at June 30, 2023, and December 31, 2022, respectively	1,250	1,389
Additional paid-in capital	4,249,053	4,257,667
Retained earnings	91,757	703,510
Total stockholders' equity	4,342,060	4,962,566
Total liabilities and stockholders' equity	$10,733,112	$10,595,160

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Reconciliation of Adjusted Non-GAAP Financial Measures to their GAAP Equivalents

(unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
(in millions)	2023	2022	2023	2022	2023
Reconciliation to Adjusted EBITDA:
GAAP net income	$404.6	$987.2	$738.4	$1,626.9	$1,860.9
Acquisition and related expense	21.9	13.5	27.9	25.8	50.1
Technology implementation expense	16.0	2.1	26.1	4.5	50.6
Debt issuance and refinancing cost (1)	0.7	27.4	0.7	27.4	0.7
Amortization expense	84.8	70.1	169.4	135.8	336.2
Tax-effect of adjustments to net income	(29.6)	(27.1)	(53.8)	(46.4)	(105.0)
Adjusted net income	$498.4	$1,073.2	$908.7	$1,774.0	$2,193.5
Weighted average diluted common shares	128.1	171.5	133.2	175.5
Diluted adjusted net income per share:	$3.89	$6.26	$6.82	$10.11
Reconciling items:
Depreciation expense	$54.1	$47.8	$106.1	$94.0	$206.6
Interest expense, net	52.3	43.3	94.4	84.6	180.8
Income tax expense	149.0	335.0	264.5	537.2	647.4
Stock compensation expense	12.4	9.3	23.4	18.2	36.6
Other management-identified adjustments (2)	2.6	(1.3)	3.4	(0.2)	4.4
Adjusted EBITDA	$768.8	$1,507.3	$1,400.5	$2,507.8	$3,269.3
Adjusted EBITDA margin	17.0%	21.8%	16.6%	19.9%	17.6%

(1) Costs associated with issuing and extinguishing long term debt in 2021 and 2022. (2) Primarily relates to severance, gain on sale of assets, and other one-time costs.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Financial Data

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per share amounts)	2023	2022	2023	2022
Net sales	$4,528.9	$6,926.3	$8,412.2	$12,607.4
Cost of sales	2,934.0	4,514.2	5,445.9	8,362.9
Gross margin	1,594.9	2,412.1	2,966.3	4,244.5
Gross margin %	35.2%	34.8%	35.3%	33.7%
Adjusted SG&A/Other (excluding depreciation and amortization) as a % of sales (1)	18.3%	13.0%	18.7%	13.8%
Adjusted EBITDA	768.8	1,507.3	1,400.5	2,507.8
Adjusted EBITDA margin %	17.0%	21.8%	16.6%	19.9%
Depreciation expense	(54.1)	(47.8)	(106.1)	(94.0)
Interest expense, net of debt issuance cost and refinancing	(52.3)	(43.3)	(94.4)	(84.6)
Income tax expense	(149.0)	(335.0)	(264.5)	(537.2)
Other adjustments	(15.0)	(8.0)	(26.8)	(18.0)
Adjusted net income	$498.4	$1,073.2	$908.7	$1,774.0
Basic adjusted net income per share:	$3.93	$6.30	$6.88	$10.21
Diluted adjusted net income per share:	$3.89	$6.26	$6.82	$10.11
Weighted average common shares
Basic	127.0	170.4	132.0	173.7
Diluted	128.1	171.5	133.2	175.5

(1) Adjusted SG&A and other as a percentage of sales is defined as GAAP SG&A less depreciation and amortization, stock compensation, acquisition, integration and other expenses.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Interest Reconciliation

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2023		June 30, 2023
(in millions)	Interest Expense	Net Debt Outstanding	Interest Expense	Net Debt Outstanding
2032 Unsecured notes @ 4.25%	$13.8	$1,300.0	$27.6	$1,300.0
2032 Unsecured notes @ 6.375%	11.2	700.0	22.3	700.0
2030 Unsecured notes @ 5.00%	6.9	550.0	13.8	550.0
2027 Secured notes @ 6.75%	-	-	-	-
Revolving credit facility @ 7.00% weighted average interest rate	14.2	957.0	18.4	957.0
Amortization of debt issuance costs, discount and premium	1.2	-	2.3	-
Finance leases and other finance obligations	5.1	197.5	10.0	197.5
Debt issuance and refinancing cost	0.7	-	0.7	-
Cash	-	(89.3)	-	(89.3)
Total	$53.1	$3,615.2	$95.1	$3,615.2

	Three Months Ended	Six Months Ended
(in millions)	June 30, 2023	June 30, 2023
Free Cash Flow
Operating activities	$391.3	$1,045.7
Less: Capital expenditures, net of proceeds	(121.4)	(221.3)
Free cash flow	$269.9	$824.4

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES

Sales by Product Category

(unaudited)

	Three Months Ended June 30,
	2023		2022
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$1,288.1	28.4%	$1,678.6	24.2%	-23.3%
Windows, doors & millwork	1,105.2	24.4%	1,218.3	17.6%	-9.3%
Value-added products	2,393.3	52.8%	2,896.9	41.8%	-17.4%

Specialty building products & services	1,076.6	23.8%	1,193.2	17.2%	-9.8%
Lumber & lumber sheet goods	1,059.0	23.4%	2,836.2	40.9%	-62.7%
Total net sales	$4,528.9	100.0%	$6,926.3	100.0%	-34.6%

	Six Months Ended June 30,
	2023		2022
(in millions)	Net Sales	% of Net Sales	Net Sales	% of Net Sales	% Change
Manufactured products	$2,400.5	28.5%	$3,032.4	24.1%	-20.8%
Windows, doors & millwork	2,146.3	25.5%	2,244.2	17.8%	-4.4%
Value-added products	4,546.8	54.0%	5,276.6	41.9%	-13.8%

Specialty building products & services	1,930.8	23.0%	2,158.1	17.1%	-10.5%
Lumber & lumber sheet goods	1,934.6	23.0%	5,172.7	41.0%	-62.6%
Total net sales	$8,412.2	100.0%	$12,607.4	100.0%	-33.3%